EXHIBIT 11

               HOMESTAKE MINING COMPANY AND SUBSIDIARIES
             Computation of Earnings Per Share (unaudited)
               (In thousands, except per share amounts)


                            Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                               1994      1993      1994      1993
                             -------   -------   -------   -------
PRIMARY:

Earnings:
  Net income                 $10,849  $22,739    $68,018  $39,594
  Less Homestake Canada
     Inc. dividends on
     Series 1 second
     preference shares                   (116)               (885)
                             -------  -------    -------  -------
  Net income applicable to
     primary earnings per
     share calculation       $10,849  $22,623    $68,018  $38,709
                             =======  =======    =======  =======

Weighted average number
  of shares outstanding      137,742  137,191    137,717  136,959
                             =======  =======    =======  =======

Net income per share
  - primary                  $  0.08  $  0.16    $  0.49  $  0.28
                             =======  =======    =======  =======


FULLY DILUTED:

Earnings:
  Net income                 $10,849  $22,739    $68,018  $39,594
  Add: Interest relating
         to 5.5% convertible
         subordinated
         notes, net of tax     1,643    1,693      4,875    1,797
       Amortization of
         issuance costs
         related to 5.5%
         convertible subor-
         dinated notes,
         net of tax              111      112        331      122
  Less Homestake Canada
     Inc. dividends on
     Series 1 second
     preference shares                   (116)               (885)
                             -------  -------    -------  -------
  Net income applicable
     to fully diluted
     earnings per share
     calculation             $12,603  $24,428    $73,224  $40,628
                             =======  =======    =======  =======

Weighted average number
  of shares outstanding:
  Common shares              137,742  137,191    137,717  136,959
  Additional shares
     related to conversion
     of 5.5% convertible
     subordinated notes        6,505    6,505      6,505    2,361
                            --------  -------    -------  --------
                             144,247  143,696    144,222  139,320
                            ========  =======    =======  ========
Net income per share
  - fully diluted (a)        $  0.09  $  0.17    $  0.51  $  0.29
                            ========  =======    =======  ========

(a)  This calculation is submitted in accordance with   Regulation S-K
     item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.


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